EXHIBIT 21.1

List of Subsidiaries of

Simplicity Esports and Gaming Company

Entity Name	Place of Organization

Simplicity Esports, LLC *	Florida

PLAYlive Nation, Inc *	Delaware

Simplicity One Brasil Ltda **	Brazil

Simplicity Happy Valley, LLC ***	Oregon

Simplicity Redmond, LLC ***	Washington

* 100% owned subsidiary of Simplicity Esports and Gaming Company

**76% owned subsidiary of Simplicity Esports and Gaming Company

***79% owned subsidiary of Simplicity Esports and Gaming Company